Exhibit 10.1

SEVENTH AMENDMENT TO LEASE

This SEVENTH AMENDMENT TO LEASE (this “Amendment”) is made as of the 22nd day of June, 2010, (the “Effective Date”) by and between MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body politic and corporate and a public instrumentality of the Commonwealth of Massachusetts pursuant to Massachusetts General Laws, Chapter 23G, with an address of 160 Federal Street, Boston, Massachusetts 02110 (“Landlord”) and CELLDEX THERAPEUTICS, INC. (formerly AVANT Immunotherapeutics, Inc.), a Delaware corporation, with an address of 119 Fourth Avenue, Needham, Massachusetts (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a certain Lease dated effective December 22, 2003, as amended by that certain First Amendment to Lease dated as of March 17, 2005 (the “First Amendment”), that certain Second Amendment to Lease dated as of November 4, 2005 (the “Second Amendment”), that certain Third Amendment To Lease dated as of December 20, 2006 (the “Third Amendment”), that certain Fourth Amendment to Lease dated as of July 18, 2008 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated as of October 3, 2008 (the “Fifth Amendment”) and by that certain Sixth Amendment to Lease dated as of August 20, 2009 (the “Sixth Amendment”) of certain premises consisting of approximately 23,413 rentable square feet of space (the “Premises”) in the building (the “Building”) located at 151 Martine Street, Fall River, Massachusetts (the “Property”) in the South Coast Research & Technology Park (the “Park”);

WHEREAS, the Premises is comprised of: (i) the original premises demised by the Lease, as amended through the Third Amendment, being 11,756 rentable square feet on the second (2nd) floor of the Building, (ii) the Additional Space (as defined in the First Amendment) demised by the First Amendment, being 71 rentable square feet on the first (1st) floor of the Building, (iii) the Expansion Premises (as defined in the Second Amendment), being 2,487 rentable square feet on the second (2nd) floor of the Building; (iv) the Second Expansion Premises (as defined in the Third Amendment), being 1,853 rentable square feet on the second (2nd) floor of the Building; (v) the Substitute Third Expansion Premises (as defined in the Fifth Amendment), being 4,864 rentable square feet of space on the second floor of the Building (referred to therein as the “Third Expansion Premises”); and (vi) the Fourth Expansion Premises (as defined in the Sixth Amendment), being 2,382 rentable square feet on the second (2nd) floor of the Building.

WHEREAS, Landlord and Tenant have agreed to enter into this Seventh Amendment to Lease to renew the term of the Lease and to amended certain additional provisions to the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Landlord and Tenant agree as follows:

6.             Capitalized Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Lease, and all references in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall, after the Effective Date, mean the Lease, or such section thereof, as amended by this Amendment.

2.             Premises Square Footage. Section 1.1 of this Lease is hereby amended by amending the term “Premises Square Footage” as follows:

Premises Square Footage                                        23,413 rentable square feet

3.             Term Commencement Date. Section 1.1 of this Lease is hereby amended by providing that as of January 1, 2011, the term “Original Term Commencement Date” shall be deleted and replaced with the term the “Term Commencement Date” throughout this Lease.

4.             Section 2.2.            Term. Section 2.2 of the Lease shall be amended as of January 1, 2011 to read as follows:

Section 2.2             Term. TO HAVE AND TO HOLD for a term (the “Term”) beginning on the Term Commencement Date which shall be January 1, 2011 and expiring on December 31, 2017 (the “Term Expiration Date”), unless earlier terminated as provided for in Section 2.4.

5.             Section 2.3             Renewal Term. Section 2.3 of the Lease is hereby deleted in its entirety and replaced with the following provision.

Section 2.3.            Option to Extend Term for Extension Terms. Tenant shall have two (2) separate options to extend the Lease Term for an additional five (5) year period (i.e., for a total, if both such options are exercised as provided herein, of ten (10) successive years beyond the Term) beyond the Term or the first Extension Term, as the case may be (each five year period being referred to herein as an “Extension Term”), provided (i) Tenant shall give notice to Landlord of its exercise of such option not less than twelve (12) months prior to the expiration of the Term or the first Extension Term, as the case may be, (ii) no default beyond any applicable grace period in the obligations of Tenant under this Lease shall exist at the time each such notice is given, and (iii) at the time each such option is exercised, the original Tenant hereunder, a permitted assignee of the Tenant under Section 10.14 or any “Approved Entity” (as such term is defined in Section 10.14) shall be in occupancy of at least 50% of the entire Premises then demised hereunder. All of the terms and provisions of this Lease, as amended, shall be applicable to each Extension Term except that Tenant shall have no option to extend the Lease Term beyond the second Extension Term.

6.             Premises and Term. Section 2 of the Lease is hereby amended by adding the following provision:

Section 2.4. Early Termination Option. Tenant shall have one option (“Early Termination Option”) to terminate the Lease as of December 31, 2015 (the “Early Termination Date”) upon prior written notice to Landlord provided no later than December 31, 2014 (the “Early Termination Notice”) and upon payment of a termination payment of Twenty-six Thousand Six Hundred Seventy-six and 57/100 Dollars ($26,676.57) (the “Termination Payment”), which payment shall be delivered with the Early Termination Notice. In the event that Tenant shall fail to pay the Termination Payment with its Early Termination Notice, the Early Termination Option shall be null and void and the Tenant’s obligations under this Lease shall continue for the remainder of the Term.

7.             Annual Fixed Rental Rate. Section 1.1 of the Lease is amended by deleting the provisions regarding the “Annual Fixed Rental Rate” and inserting the following language:

Annual Fixed Rental Rate:	As of January 1, 2011 and through December 31, 2012: $379,307.50 per annum.

(ii) As of January 1, 2013 and annually thereafter, (the “Adjustment Date”) the Annual Fixed Rental Rate shall be calculated for the immediately following twelve (12) month period that begins with the applicable Adjustment Date as follows: An annual amount equal to the product of the Annual Fixed Rental Rate payable for the then preceding twelve (12) month period multiplied by the Increase Factor.

For purposes of this Lease, the “Increase Factor” shall mean a fraction, the numerator of which shall be the “Index” (defined below) as issued for the month of November that immediately precedes the applicable Adjustment Date and the denominator of which shall be the Index as issued for the month of November in the year immediately prior to the month of November that immediately precedes the applicable Adjustment Date. Notwithstanding the foregoing, if the numerator is less than the denominator, then the Increase Factor shall be one (1).

Index shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, Boston – Brockton – Nashua, MA – NH – ME – CT. All Items – Series A (1982 – 84 = 100) issued by the Bureau of Labor Statistics of the United States Department of Labor. In the event that the Index shall hereafter be converted to a different standard of reference base or otherwise revised, the determination of the Increase Factor shall be made with the use of such conversion factor, formula, or table for converting the Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula, or table as may be published by Prentice Hall, Inc., or failing such publication, by any other nationally recognized publisher of similar statistical information. In the event that the Index shall cease to be published, then, for the purposes of determining the Increase Factor, there shall be substituted for the Index such other Index as Landlord and Tenant shall agree upon, and, if they are unable to agree within ninety (90) days after the Index ceases to be published, such matter shall be determined in Boston by arbitration in accordance with the Rules of the American Arbitration Association.

8.             Tenant Improvement Allowance. Section 4 of the Lease is hereby amended by adding the following new provision:

Section 4.4.            Tenant Improvement Allowance. Landlord shall provide Tenant with an allowance, subject to the provisions of Section 10.4 below, up to the aggregate amount of $93,368 (“Tenant Improvement Allowance”) which monies shall be disbursed to Tenant not more than once monthly for its costs of non-structural improvements to the Premises including carpet and paint, but excluding furniture and equipment. A maximum of fifteen percent (15%) of the Tenant Improvements Allowance may be applied to soft costs. The applicable portion of the Tenant Improvement Allowance shall be disbursed to Tenant thirty (30) days after Tenant’s presentation to Landlord of (i) detailed invoices supporting improvement costs which invoices shall reasonably itemize such costs on a line item basis, (ii) evidence of such improvement, (iii) lien waivers from contractors installing such improvements and (iv) other supporting documentation reasonably requested by the Landlord. All disbursement requests must be made prior to

December 31, 2011. The unused portions of the Tenant Improvement Allowance may not be used for any other purpose, including the payment of Rent.

9.             Section 10.4           Tenant Work. The first paragraph of Section 10.4 is hereby amended by deleting such paragraph in its entirety and inserting the following language:

Section 10.4.          Tenant’s Work. Except as otherwise described in this Section 10.4, Tenant shall not make any installations, alterations, additions or improvements in or to the Premises, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord (i) which consent, as to installations, alterations, additions or improvements that do not affect the Building systems or the structure of the Premises or Building, shall not be unreasonably withheld or delayed and (ii) which consent shall not be necessary as to cosmetic improvements (i.e., painting and carpeting) that does not cost more than $150,000 in any one instance. Any such work so approved by Landlord shall be performed only in accordance with plans and specifications (except for cosmetic improvements) and a construction schedule therefor reasonably approved in advance by Landlord. Tenant shall procure, at Tenant’s sole expense, all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements. Prior to commencing any work at the Premises, Tenant shall provide Landlord with a copy of the executed contract with the general contractor for such work. If requested by Landlord, Tenant shall furnish to Landlord prior to the commencement of any such work a bond or other security acceptable to Landlord assuring that any work by Tenant will be completed in accordance with the approved plans and specifications. Tenant shall keep the Premises at all times free of liens for labor and materials. Tenant shall employ for such work only contractors approved by Landlord, which approval shall not be unreasonably withheld, and shall require all contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and commercial public liability insurance covering such contractors on or about the Premises in amounts that at least equal the limit of $2,000,000 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work. Subject to compliance with the terms of Section 10.6 of this Lease, Landlord may inspect the work of Tenant at reasonable times and give notice of observed defects.

10.           Section 10.14  Assignment and Subletting. Section 10.14 of the Lease is hereby amended by deleting the fifth paragraph in its entirety and replacing it with the following provision:

If for any Transfer, Tenant shall receive rent or other consideration, either initially or over the term of the assignment of sublease, in excess of rent (or in the case of the sublease of part, in excess of such rent allocable to the part) after appropriate adjustments to assure that all other payments called for hereunder are taken into account and after deducting Tenant’s reasonable legal, brokerage and leasehold improvement cots, all amortized ratably over the tern of the sublease or assignment, incurred for such sublease or assignment, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of such excess of such payment of rent or other consideration received by Tenant, promptly after its receipt.

11.           Broker. Section 1.1 of the Lease is hereby amended by amending the definition of Broker therein by deleting “Whelan Associates, LLC” and replacing with “Jones Lang LaSalle”.

12.           Section 14.7  Brokerage. Section 14.7 of the Lease is hereby amended by adding the following second paragraph:

The total commission due to the Broker for the extension of the Term shall be One Hundred Six Thousand Two Hundred Six and 00/100 Dollars ($106,206) and shall be payable as follows:

(i)              Upon execution of this Amendment by both parties, Landlord shall pay to Broker Seventy-five Thousand, Eight Hundred Sixty-one and 50/100 Dollars ($75,861.50) which is an amount equal to four percent (4%) of the rent to be paid for the first 5 years of the Extension Term.

(ii)             On the first day of the sixth lease year of the Extension Term, Landlord shall pay to Broker Thirty Thousand, Three Hundred Forty-four and 50/100 Dollars ($30,344.50); provided that Tenant has not exercised its termination option under Section 2.4 of the Lease as amended hereby.

13.           Right of First Offer. Section 3 of the Lease is hereby amended by adding the following provision.

Section 3.3.            Right of First Offer. During the Term and the first Extension Term, Tenant shall have a right of first offer on any space that becomes available in the Building subject to existing leasing agreements (the “First Offer Space”).

“Available” space includes, without limitation, space that Landlord intends, in its sole discretion, to recapture from an existing tenant (whether by an earlier termination of an existing lease or pursuant to applicable sublease recapture provisions therein). Before entering into a lease for the First Offer Space with a third party (other than any existing tenant or occupant of such space), Landlord shall notify Tenant of the economic terms of the effective rent and any other material terms or conditions (such as the actual recapture of space from an existing tenant, if applicable, as set forth above) on which Landlord intends to lease the space (“Landlord’s Notice”). Within ten (10) business days after receipt of the Landlord’s Notice, Tenant may, by written notice delivered to Landlord (i) reject Landlord’s Notice, or (ii) reject Landlord’s Notice but offer to lease such space from Landlord on different economic terms, or (iii) accept the terms set forth in Landlord’s Notice (the failure by Tenant timely to respond as aforesaid being deemed Tenant’s rejection of Landlord’s Notice). Any notice given under clause (ii) or (iii) shall confirm that Tenant will use the First Offer Space for its own use.

If Landlord’s Notice is rejected under clause (i) above (or deemed rejected by Tenant’s failure to timely respond), then Landlord may enter into any lease for such space within a one-year period after such rejection or deemed rejection, unless Tenant makes a timely counteroffer under the next grammatical paragraph.

If Tenant timely offers to lease the space on alternative terms as set forth in clause (ii) above, then Landlord shall, by written notice delivered within thirty (30) days of receipt thereof, either accept or decline such offer (the failure to so respond being deemed Landlord’s election to decline Tenant’s offer). If such offer under clause (ii) is declined (or deemed declined), then, for a period of one year after Landlord’s receipt of Tenant’s offer, Landlord may enter into any lease for such space at an effective rent (taking into account any tenant improvement allowance, free rent, or other tenant concessions) greater than that set forth in Tenant’s offer. If, during such one year period, Landlord desires to enter into a third-party lease at an effective rent less than or equal to the effective rent set forth in Tenant’s offer, Landlord shall deliver to Tenant a new Landlord’s Notice. If Landlord does not enter into any lease within such one-year period, Landlord shall re-commence the process under this Section before entering into a lease for the space.

If Tenant timely accepts the terms in Landlord’s Notice under clause (iii) above or if Landlord timely accepts an offer by Tenant under clause (ii) above, the space shall, subject to the following paragraph below and without further action by the parties, be leased by Tenant on the accepted terms and otherwise on all of the terms of the Lease in effect immediately prior to such expansion, provided that, at the request of either party, Landlord and Tenant shall promptly execute and deliver an agreement confirming such expansion of the Premises and the estimated date the Premises are to be expanded pursuant to this Section with a provision for establishing the effective date of such expansion based on the actual delivery.

Notwithstanding any provision of this Section to the contrary, Tenant’s Expansion Option shall be void, at Landlord’s election, if (i) Tenant is in material default under the Lease, after any applicable notice and cure periods have expired, at the time prior to the time Tenant makes any election with respect to the First Offer Space under this Section, or (ii) except for Permitted Transfers, Tenant has assigned the Lease or subleased more than twenty percent (20%) of Premises Square Footage. Nothing in this Section shall be construed to grant to Tenant any rights or interest in any particular space in the Building, and any claims by Tenant alleging a failure of the Landlord to comply herewith shall be limited to claims for monetary damages. Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto. To be effective, the exercise of Tenant’s rights under this Section (and notice thereof) shall be unconditional; if Tenant purports to condition the exercise of such rights or to vary its terms in any manner, then the rights granted shall be void and the purported exercise shall be ineffective.

14.           Ratification. Except as expressly modified by this Amendment, the Lease shall remain in full force and effect, and as further modified by this Amendment, is expressly ratified and confirmed by the parties hereto. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

15.           Governing Law; Interpretation; and Partial Invalidity. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and not to be considered in construing this Amendment. This Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this Amendment in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

16.           Counterparts and Authority. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

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IN WITNESS WHEREOF, the undersigned executed this Amendment under seal as of the date and year first written above.

LANDLORD:

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:	/S/ Richard Henderson
Name: Richard Henderson
Title: Executive Vice President, Real Estate

APPROVED AS TO FORM		[ILLEGIBLE]
Agency Counsel

TENANT:

CELLDEX THERAPEUTICS, INC.

By:	/S/ Anthony S. Marucci
	Name:	Anthony S. Marucci
	Title:	President and CEO